                                                                    Exhibit 23.2
                                                                    ------------




The Board of Directors
DMX Europe-N.V.

We consent to the incorporation by reference in the registration statement (No. 33-62002) on Form S-8 of DMX Inc. of our report dated January 9, 1997, relating to the consolidated balance sheets of DMX-Europe N.V. as of September 30, 1996 and 1995 and the related consolidated statement of operations, stockholders' equity and cash flows for each of the years in the three year period ended September 30, 1996, which appears in the September 30, 1996 annual report on Form 10-K of DMX Inc.

We were unable to express an opinion and we did not express an opinion in our report dated January 9, 1997 on the financial statements of DMX-Europe N.V. as DMX-Europe N.V. has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ KPMG

KPMG


London, England
January 9, 1997